Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2017	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$41,426	58,441	$0.71

Effect of dilutive securities:
Stock compensation plans	—	781

Diluted EPS:
Net income available to common stockholders	$41,426	59,222	$0.70

Second Quarter 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$43,601	57,861	$0.75

Effect of dilutive securities:
Stock compensation plans	—	737

Diluted EPS:
Net income available to common stockholders	$43,601	58,598	$0.74

Six Months 2017	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$91,866	58,363	$1.57

Effect of dilutive securities:
Stock compensation plans	—	822

Diluted EPS:
Net income available to common stockholders	$91,866	59,185	$1.55

Six Months 2016	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$80,633	57,768	$1.40

Effect of dilutive securities:
Stock compensation plans	—	784

Diluted EPS:
Net income available to common stockholders	$80,633	58,552	$1.38